<page 23>                                                  Exhibit (11)

               OWENS CORNING AND SUBSIDIARIES

              COMPUTATION OF PER SHARE EARNINGS

                               Quarter Ended     Nine Months Ended
                                  Sept. 30,        Sept. 30,
                               1996     1995     1996         1995
                                   (In millions of dollars,
                                except share data and where noted)
Primary:

Net income (loss)            $   80    $   69   $(354)      $ 165

Weighted average number of
  shares outstanding
  (thousands)                51,782    50,745   51,616      48,582

Weighted average common
  equivalent shares
  (thousands):
     Deferred awards             15        16         -         15
     Stock options using
       weighted average
       market price             577       622         -        463

Primary weighted average
  number of common shares
  outstanding and common
  equivalent shares
  (thousands)                52,374    51,383    51,616    49,060

Primary per share amount     $ 1.53    $ 1.35   $ (6.86)  $  3.36

Fully Diluted:

Net income (loss)            $   82    $   71   $  (354)  $  170

Weighted average number
  of shares outstanding
  (thousands)                51,782    50,745    51,616   48,582
Weighted average common
  equivalent shares
  (thousands):
     Deferred awards             15        16         -       15
     Stock options using
       the higher of average
       market price or market
       price at end of period   615       632         -      484
Shares from assumed conversion
  of debt                         -         -         -    2,031
Shares from assumed conversion
  of preferred securities     4,566     4,566         -    2,283

Fully diluted weighted average
  number of common shares
  outstanding and common
  equivalent shares
  (thousands)                56,978    55,959    51,616   53,395

Fully diluted per share
   amount                   $  1.44    $ 1.28    $(6.86)  $ 3.18


